Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
July 31, 2023	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Second Quarter 2023 Earnings

Second Quarter Highlights

•	Second quarter 2023 net income attributable to Huntsman of $19 million compared to $228 million in the prior year period; second quarter 2023 diluted earnings per share of $0.11 compared to $1.10 in the prior year period.

•	Second quarter 2023 adjusted net income attributable to Huntsman of $39 million compared to $250 million in the prior year period; second quarter 2023 adjusted diluted earnings per share of $0.22 compared to $1.21 in the prior year period.

•	Second quarter 2023 adjusted EBITDA of $156 million compared to $410 million in the prior year period.

•	Second quarter 2023 net cash provided by operating activities from continuing operations was $40 million. Free cash flow from continuing operations was a use of cash of $11 million for the second quarter 2023 compared to a source of cash of $178 million in the prior year period.

•	Repurchased approximately 3.8 million shares for approximately $98 million in the second quarter 2023.

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2023	2022	2023	2022
Revenues	$1,596	$2,170	$3,202	$4,362
Net income attributable to Huntsman Corporation	$19	$228	$172	$451
Adjusted net income (1)	$39	$250	$76	$487
Diluted income per share	$0.11	$1.10	$0.94	$2.14
Adjusted diluted income per share(1)	$0.22	$1.21	$0.42	$2.31
Adjusted EBITDA(1)	$156	$410	$292	$797
Net cash provided by (used in) operating activities from continuing operations	$40	$243	$(82)	$310
Free cash flow from continuing operations(2)	$(11)	$178	$(179)	$181

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported second quarter 2023 results with revenues of $1,596 million, net income attributable to Huntsman of $19 million, adjusted net income attributable to Huntsman of $39 million and adjusted EBITDA of $156 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“During the quarter, business activity in each of our core regions remained under pressure, although we did see demand fundamentals in many of our core markets stabilize, albeit at a lower level than the prior year. We continued to drive efficiencies in our cost structure which will ensure we are well positioned to improve profitability once demand returns to a more normalized level. We remain positive on the long-term trends and value we will capture in energy efficiency and lightweighting in the construction, transportation, and industrial markets. Over the past several years we have made a significant effort to reduce leverage and drive capital discipline. The output of this effort is now allowing us to return significant amounts of capital to shareholders during a year which for the chemical industry may end up being just as, if not more, challenging than the pandemic year 2020. Our financial strength is also allowing us to evaluate both organic and in-organic investment opportunities to strengthen our Company for the long-term, however, we will continue to be disciplined with our available capital and protect our investment grade rating.”

Segment Analysis for 2Q23 Compared to 2Q22

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended June 30, 2023 compared to the same period of 2022 was primarily due to lower sales volumes, lower MDI average selling prices and the negative impact of foreign currency exchange rate movements against the U.S dollar. Sales volumes decreased primarily due to lower demand, primarily in the Americas. MDI average selling prices decreased primarily due to less favorable supply and demand dynamics. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, lower MDI margins, the negative impact of foreign currency exchange rate movements against the U.S. dollar and a gain from an insurance settlement received in the second quarter of 2022, partially offset by higher equity earnings from our minority-owned joint venture in China and cost savings achieved from our cost optimization programs.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended June 30, 2023 compared to the same period of 2022 was primarily due to lower sales volumes and reduced average selling prices, partially offset by improved sales mix. Sales volumes decreased in all regions primarily due to slowing construction activity, and reduced demand in coatings and adhesives, lubes and other industrial markets. The decrease in segment adjusted EBITDA was primarily due to decreased sales volumes and lower average selling prices.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended June 30, 2023 compared to the same period of 2022 was primarily due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to reduced customer demand in our infrastructure markets and the deselection of lower margin business. Average selling prices increased largely due to improved sales mix. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes.

Corporate, LIFO and other

For the three months ended June 30, 2023, adjusted EBITDA from Corporate and other was a loss of $38 million, which remained the same as a loss of $38 million for the same period of 2022.

Liquidity and Capital Resources

During the three months ended June 30, 2023, our free cash flow from continuing operations was a use of cash of $11 million as compared to a source of cash of $178 million in the same period of 2022. As of June 30, 2023, we had approximately $1.9 billion of combined cash and unused borrowing capacity.

During the three months ended June 30, 2023, we spent $51 million on capital expenditures from continuing operations as compared to $65 million in the same period of 2022. During 2023, we expect to spend between $230 million to $250 million on capital expenditures.

Income Taxes

In the second quarter of 2023, our effective tax rate was 46% and our adjusted effective tax rate was 39%. We expect our 2023 adjusted effective tax rate to be approximately 26% to 29%. We expect our long-term adjusted effective tax rate to be approximately 22% to 24%. Our second quarter 2023 tax expense was negatively impacted by an $8 million non-cash valuation allowance increase.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2023 financial results on Tuesday, August 1, 2023, at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=dGLJi95S

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the third quarter 2023, a member of management is expected to present at:

UBS Chemical Conference on September 6, 2023

Jefferies Industrials Conference on September 7, 2023

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2023	2022	2023	2022
Revenues	$1,596	$2,170	$3,202	$4,362
Cost of goods sold	1,342	1,678	2,679	3,355
Gross profit	254	492	523	1,007
Operating expenses, net	196	190	411	422
Restructuring, impairment and plant closing costs	8	24	1	24
Operating income	50	278	111	561
Interest expense, net	(15)	(16)	(33)	(30)
Equity in income of investment in unconsolidated affiliates	28	19	40	34
Other (expense) income, net	(2)	13	(2)	11
Income from continuing operations before income taxes	61	294	116	576
Income tax expense	(28)	(65)	(39)	(125)
Income from continuing operations	33	229	77	451
(Loss) income from discontinued operations, net of tax(3)	(2)	13	120	31
Net income	31	242	197	482
Net income attributable to noncontrolling interests	(12)	(14)	(25)	(31)
Net income attributable to Huntsman Corporation	$19	$228	$172	$451

Adjusted EBITDA(1)	$156	$410	$292	$797
Adjusted net income (1)	$39	$250	$76	$487

Basic income per share	$0.11	$1.11	$0.95	$2.16
Diluted income per share	$0.11	$1.10	$0.94	$2.14
Adjusted diluted income per share(1)	$0.22	$1.21	$0.42	$2.31

Common share information:
Basic weighted average shares	179	205	181	209
Diluted weighted average shares	180	207	182	211
Diluted shares for adjusted diluted income per share	180	207	182	211

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions	2023	2022	(Worse)	2023	2022	(Worse)
Segment Revenues:
Polyurethanes	$1,012	$1,353	(25)%	$2,003	$2,739	(27)%
Performance Products	307	492	(38)%	641	972	(34)%
Advanced Materials	284	336	(15)%	573	671	(15)%
Total Reportable Segments' Revenues	1,603	2,181	(27)%	3,217	4,382	(27)%
Intersegment Eliminations	(7)	(11)	n/m	(15)	(20)	n/m
Total Revenues	$1,596	$2,170	(26)%	$3,202	$4,362	(27)%

Segment Adjusted EBITDA(1):
Polyurethanes	$88	$229	(62)%	$154	$453	(66)%
Performance Products	55	152	(64)%	126	298	(58)%
Advanced Materials	51	67	(24)%	99	134	(26)%
Total Reportable Segments' Adjusted EBITDA(1)	194	448	(57)%	379	885	(57)%
Corporate, LIFO and other	(38)	(38)	0%	(87)	(88)	1%
Total Adjusted EBITDA(1)	$156	$410	(62)%	$292	$797	(63)%

n/m = not meaningful
See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	June 30, 2023 vs. 2022
	Average Selling Price(a)
	Local	Exchange	Sales	Sales Mix
	Currency	Rate	Volume(b)	& Other	Total
Polyurethanes	(10)%	(1)%	(10)%	(4)%	(25)%
Performance Products	(8)%	0%	(31)%	1%	(38)%
Advanced Materials	1%	(1)%	(19)%	4%	(15)%

	Six months ended
	June 30, 2023 vs. 2022
	Average Selling Price(a)
	Local	Exchange	Sales	Sales Mix
	Currency	Rate	Volume(b)	& Other	Total
Polyurethanes	(6)%	(2)%	(16)%	(3)%	(27)%
Performance Products	(4)%	0%	(31)%	1%	(34)%
Advanced Materials	3%	(2)%	(20)%	4%	(15)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2023	2022	2023	2022	2023	2022	2023	2022
Net income	$31	$242			$31	$242	$0.18	$1.17
Net income attributable to noncontrolling interests	(12)	(14)			(12)	(14)	(0.07)	(0.07)
Net income attributable to Huntsman Corporation	19	228			19	228	0.11	1.10
Interest expense, net from continuing operations	15	16
Income tax expense from continuing operations	28	65	$(28)	$(65)
Income tax expense from discontinued operations(3)	1	2
Depreciation and amortization from continuing operations	70	68
Depreciation and amortization from discontinued operations(3)	-	4
Business acquisition and integration expenses and purchase accounting inventory adjustments	2	4	(1)	(2)	1	2	0.01	0.01
Costs associated with the Albemarle Settlement, net	-	1	-	-	-	1	-	-
EBITDA / Loss (income) from discontinued operations(3)	1	(19)	N/A	N/A	2	(13)	0.01	(0.06)
(Gain) loss on sale of business/assets	(1)	7	-	(1)	(1)	6	(0.01)	0.03
Income from transition services arrangements	-	(1)	-	-	-	(1)	-	-
Fair value adjustments to Venator investment, net	4	-	-	-	4	-	0.02	-
Certain legal and other settlements and related expenses	1	2	-	1	1	3	0.01	0.01
Certain non-recurring information technology project implementation costs	1	1	(1)	(1)	-	-	-	-
Amortization of pension and postretirement actuarial losses	7	10	(1)	(2)	6	8	0.03	0.04
Restructuring, impairment and plant closing and transition costs	8	27	(1)	(7)	7	20	0.04	0.10
Plant incident remediation credits	-	(5)	-	1	-	(4)	-	(0.02)
Adjusted(1)	$156	$410	$(32)	$(76)	$39	$250	$0.22	$1.21

Adjusted income tax expense(1)					$32	$76
Net income attributable to noncontrolling interests					12	14
Adjusted pre-tax income (1)					$83	$340
Adjusted effective tax rate(4)					39%	22%
Effective tax rate					46%	22%

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2023	2022	2023	2022	2023	2022	2023	2022
Net income	$197	$482			$197	$482	$1.08	$2.29
Net income attributable to noncontrolling interests	(25)	(31)			(25)	(31)	(0.14)	(0.15)
Net income attributable to Huntsman Corporation	172	451			172	451	0.94	2.14
Interest expense, net from continuing operations	33	30
Income tax expense from continuing operations	39	125	$(39)	$(125)
Income tax expense from discontinued operations(3)	16	7
Depreciation and amortization from continuing operations	139	135
Depreciation and amortization from discontinued operations(3)	-	8
Business acquisition and integration expenses and purchase accounting inventory adjustments	3	10	(1)	(2)	2	8	0.01	0.04
Income associated with the Albemarle Settlement, net	-	2	-	-	-	2	-	0.01
EBITDA / Income from discontinued operations(3)	(136)	(46)	N/A	N/A	(120)	(31)	(0.66)	(0.15)
(Gain) loss on sale of business/assets	(1)	11	-	(2)	(1)	9	(0.01)	0.04
Income from transition services arrangements	-	(2)	-	-	-	(2)	-	(0.01)
Fair value adjustments to Venator Investment	5	2	-	-	5	2	0.03	0.01
Certain legal settlements and related expenses	2	14	-	(3)	2	11	0.01	0.05
Certain non-recurring information technology project implementation costs	3	3	(1)	(1)	2	2	0.01	0.01
Amortization of pension and postretirement actuarial losses	15	22	(2)	(5)	13	17	0.07	0.08
Restructuring, impairment and plant closing and transition costs	2	30	(1)	(8)	1	22	0.01	0.10
Plant incident remediation credits	-	(5)	-	1	-	(4)	-	(0.02)
Adjusted(1)	$292	$797	$(44)	$(145)	$76	$487	$0.42	$2.31

Adjusted income tax expense(1)					$44	$145
Net income attributable to noncontrolling interests					25	31
Adjusted pre-tax income(1)					$145	$663
Adjusted effective tax rate(4)					30%	22%
Effective tax rate					34%	22%

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	June 30,	December 31,
In millions	2023	2022
Cash	$502	$654
Accounts and notes receivable, net	861	834
Inventories	1,012	995
Other current assets	145	190
Current assets held for sale(3)	-	472
Property, plant and equipment, net	2,354	2,377
Other noncurrent assets	2,679	2,698
Total assets	$7,553	$8,220

Accounts payable	$745	$961
Other current liabilities	420	480
Current portion of debt	11	66
Current liabilities held for sale(3)	-	194
Long-term debt	1,562	1,671
Other noncurrent liabilities	969	1,008
Huntsman Corporation stockholders’ equity	3,615	3,624
Noncontrolling interests in subsidiaries	231	216
Total liabilities and equity	$7,553	$8,220

Table 6 – Outstanding Debt

	June 30,	December 31,
In millions	2023	2022
Debt:
Revolving credit facility	$-	$55
Accounts receivable programs	55	166
Senior notes	1,465	1,455
Variable interest entities	31	35
Other debt	22	26
Total debt - excluding affiliates	1,573	1,737
Total cash	502	654
Net debt - excluding affiliates(5)	$1,071	$1,083

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2023	2022	2023	2022
Total cash at beginning of period	$615	$807	$654	$1,041
Net cash provided by (used in) operating activities from continuing operations	40	243	(82)	310
Net cash (used in) provided by operating activities from discontinued operations(3)	(4)	(12)	(36)	6
Net cash (used in) provided by investing activities from continuing operations	(49)	(60)	444	(120)
Net cash used in investing activities from discontinued operations(3)	-	(4)	(4)	(9)
Net cash used in financing activities	(85)	(357)	(464)	(609)
Effect of exchange rate changes on cash	(15)	(9)	(10)	(11)
Total cash at end of period	$502	$608	$502	$608

Free cash flow from continuing operations(2):
Net cash provided by (used in) operating activities from continuing operations	$40	$243	$(82)	$310
Capital expenditures	(51)	(65)	(97)	(129)
Free cash flow from continuing operations(2)	$(11)	$178	$(179)	$181

Supplemental cash flow information:
Cash paid for interest	$(24)	$(24)	$(34)	$(33)
Cash paid for income taxes	(33)	(122)	(62)	(154)
Cash paid for restructuring and integration	(16)	(13)	(38)	(25)
Cash paid for pensions	(9)	(13)	(20)	(24)
Depreciation and amortization from continuing operations	70	68	139	135

Change in primary working capital:
Accounts and notes receivable	$23	$(10)	$-	$(129)
Inventories	27	(42)	(23)	(200)
Accounts payable	(123)	(110)	(198)	(33)
Total change in primary working capital	$(73)	$(162)	$(221)	$(362)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the first quarter 2023, we completed the divestiture of our Textile Effects business, which is reported as discontinued operations on the income and cash flow statements and held for sale on the December 31, 2022 balance sheet.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2022 revenues of approximately $8 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 7,000 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

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Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, increased energy costs in Europe, inflation and resulting monetary tightening in the US, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.